As filed with the Securities and Exchange Commission on August 23, 2018

Registration No. 333-194519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM F-3

ON FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ELBIT IMAGING LTD.

(Exact name of Registrant as specified in its charter and translation of Registrant’s name into English)

Israel	6512	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Shimshon Street

Petach Tikva 4952810, Israel

Telephone: +972-3-608-6000

Facsimile: +972-3-608-6050

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code of agent for service)

with copies to:

Perry Wildes, Adv.

Gross, Kleinhendler, Hodak, Halevy, Greenberg,

Shenhav & Co.

1 Azrieli Center

Tel-Aviv 6701101 Israel

Telephone: +972-3-607-4520

Facsimile: +972-3-607-4451

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 23, 2018

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Explanatory Note

On March 12, 2014, Elbit Imaging Ltd., or the Registrant, filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form F-1 (Registration No. 333-194519), which was amended by Amendment No. 1 to Form F-1 filed with the SEC on June 11, 2014, Amendment No. 2 to Form F-1 filed with the SEC on July 1, 2014 (the “Registration Statement”), Post-Effective Amendment No. 1 to Form F-1 filed with the SEC on December 1, 2014 (the “PE Amendment”) and Post-Effective Amendment No. 2 to Form F-1 on Form F-3 filed with the SEC on May 6, 2015 (the “Second PE Amendment”), to register for resale by the selling shareholders identified in the prospectus an aggregate of up to 3,386,022 issued ordinary shares of no par value of the Registrant. The Registration Statement was declared effective by the SEC on July 3, 2014, the PE Amendment was declared effective by the SEC on December 8, 2014 and the Second PE Amendment was declared effective by the SEC on May 14, 2015.

This Post-Effective Amendment No. 3 to Form F-3 on Form F-1 is being filed by the Registrant to convert the Form F-3 into a registration statement on Form F-1, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Registration Statement, as amended.

No additional securities are being registered under this Post-Effective Amendment No. 3. to Form F-3 on Form F-1. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement on April 8, 2014.

PROSPECTUS

ELBIT IMAGING LTD.

3,386,022 Ordinary Shares

The selling shareholders identified in this prospectus may offer from time to time up to 3,386,022 of our ordinary shares.

This prospectus describes the general manner in which the shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

We will not receive any proceeds from the sale of the shares by the selling shareholders.

Our ordinary shares are traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “EMITF” and on the Tel-Aviv Stock Exchange, or TASE, under the symbol “EMIT.” The closing price of our ordinary shares on NASDAQ on August 21, 2018, was $2.26 per share and the closing price of our ordinary shares on the TASE on August 21, 2018, was NIS 7.92 per share (equal to $2.17 based on the exchange rate between the NIS and the dollar, as quoted by the Bank of Israel on August 21, 2018).

In this prospectus, all references to “Elbit,” the “Company,” “our,” “we” or “us,” are to Elbit Imaging Ltd. and its consolidated subsidiaries.

All references to “$” or “U.S. dollar,” are to United States dollars and all references to “NIS” are to new Israeli shekel.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission, the Israel Securities Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is August 23, 2018.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD LOOKING STATEMENTS

WE MAKE STATEMENTS IN THIS PROSPECTUS THAT ARE CONSIDERED “FORWARD-LOOKING STATEMENTS,” WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR THE EXCHANGE ACT. WE MAY FROM TIME TO TIME MAKE FORWARD-LOOKING STATEMENTS IN OUR REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, ON FORM 20-F AND FORM 6-K, IN OFFERING CIRCULARS AND PROSPECTUSES, IN PRESS RELEASES AND OTHER WRITTEN MATERIALS, AND IN STATEMENTS MADE BY OUR OFFICERS, DIRECTORS OR EMPLOYEES TO ANALYSTS, INSTITUTIONAL INVESTORS, REPRESENTATIVES OF THE MEDIA AND OTHERS. FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF ELBIT AND ITS MANAGEMENT ABOUT ELBIT’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTED CASH FLOW, INITIATION, TIMING, PROGRESS AND RESULTS OF RESEARCH, MANUFACTURING, PRECLINICAL STUDIES, CLINICAL TRIALS, AND OTHER RESEARCH AND DEVELOPMENT EFFORTS OF INSIGHTEC AND/OR GAMIDA, RELATIONSHIPS WITH EMPLOYEES, BUSINESS PARTNERS AND OTHER THIRD PARTIES, RELATIONSHIPS WITH EMPLOYEES, BUSINESS PARTNERS AND OTHER THIRD PARTIES, THE CONDITION OF ITS PROPERTIES, LOCAL AND GLOBAL MARKET TERMS AND TRENDS, AND THE LIKE. WORDS SUCH AS “BELIEVE,” “EXPECT,” “INTEND,” “ESTIMATE” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS BUT ARE NOT THE EXCLUSIVE MEANS OF IDENTIFYING SUCH STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED, EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING, WITHOUT LIMITATION, THE FACTORS SET FORTH BELOW UNDER THE CAPTION “RISK FACTORS,” OUR ANNUAL REPORTS ON FORM 20-F, OUR REPORTS ON FORM 6-K AND OTHER REPORTS FILED WITH OR FURNISHED TO THE SEC. ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS SPEAK ONLY AS OF THE DATE HEREOF, AND WE CAUTION EXISTING AND PROSPECTIVE INVESTORS NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS DO NOT PURPORT TO BE PREDICTIONS OF FUTURE EVENTS OR CIRCUMSTANCES, AND THEREFORE, THERE CAN BE NO ASSURANCE THAT ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN WILL PROVE TO BE ACCURATE. WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

ABOUT ELBIT IMAGINGS LTD.

We operate primarily in the following fields of business:

●	Medical Industries – through our indirect holdings in two companies which operates in the field of life science: (i) InSightec Ltd. (“INSIGHTEC”) - INSIGHTEC operates in the field of development, production, and marketing of treatment-oriented medical systems, based on a unique technological platform combining the use of focused ultrasound and magnetic resonance imaging for the purpose of performing noninvasive treatments in human beings; and (ii) Gamida Cell Ltd. (“Gamida”) – Gamida operates in the field of research, development and manufacture of products designated for certain cancer diseases;

●	Plots in India – we hold plots of land in India which are designated for sale (and which were initially designated for residential projects); and

●	Plots in Eastern Europe initially designated for development of commercial centers - plots in Eastern Europe (and in Greece) held by our subsidiary Plaza Centers N.V. (“PC”) whose business strategy is to no longer develop commercial centers but to dispose its real estate assets at optimal market conditions.

RISK FACTORS

Our business is subject to uncertainties and risks. Before you invest in our securities, you should carefully consider the risk factors described in our periodic reports filed with the SEC, including those specified in the section captioned “Risk Factors” in Item 3.D. of our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the SEC on April 27, 2018, which is incorporated by reference in this prospectus, together with the other information contained in this prospectus. Our business, financial condition, liquidity, results of operations or market or trading price of our securities could be materially adversely affected by any of these risks. In addition, please read “Forward Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

RECENT DEVELOPMENTS

Request to reveal document

An indirect subsidiary of PC in Romania (which holds plot of land outside Bucharest) received a request from the Romanian authorities to reveal documents regarding the years 2007-2011 as part of the procedures of an ongoing investigation. PC is unaware of the subject of investigation and any illegal acts or irregularities which may have caused the initiation of the investigation.

InSightec Receives FDA Approval to Initiate Clinical Study of MR-Guided Focused Ultrasound to treat patients with Alzheimer’s disease

On July 26, 2018 we announced that InSightec informed us that the U.S. Food and Drug Administration (“FDA”) has approved the initiation of a clinical study using InSightec’s MR-guided Focused Ultrasound (MRgFUS) to treat patients with Alzheimer’s disease. The study is a prospective, multi-center, single-arm study to evaluate the safety and efficacy of using InSightec’s Exablate Neuro low-frequency focused ultrasound to disrupt the blood brain barrier in patients diagnosed with Alzheimer’s disease.

Agreement for the Sale of a Portion of Our Shares

On August 8, 2018 we announced that we entered into a share purchase agreement (“SPA”) with an SPV related to Exigent Capital Group (“SPV”) for the sale of between 11,574,146 ordinary shares we hold in Elbit Medical Technologies Ltd. (“Elbit Medical”) (5% of its outstanding share capital) and 115,741,467 ordinary shares of Elbit Medical (50% of its outstanding share capital) (the “Maximum Quantity”) for a price per share of NIS 0.96 ($0.26 based on the NIS-US$ representative rate of exchange as of August 8, 2018) (“Per Share Price”).

Under the terms of the SPA, Exigent is to purchase 11,574,146 shares of Elbit Medical on or before August 27, 2018, which date may be deferred by up to seven (7) days upon the SPV’s prior written request (the “Initial Closing”). During the period from the Initial Closing until November 26, 2018, the SPV may purchase additional shares up to the Maximum Quantity (including the shares purchased at the Initial Closing) at the Per Share Price, but it is not obligated to do so.

If, prior to November 26, 2018, we receive a binding, irrevocable offer from a third party to acquire Elbit Medical shares for a price per share (the “Offer Price”) at least 7.5% higher than the Per Share Price, then the SPV shall have the right of first refusal (“Right of First Refusal”). In addition, in such event, the SPV shall have the right to tag-along with such sale of shares to the offeror. In the event that the SPV does not exercise its Right of First Refusal, the SPV shall be entitled to compensation as specified in the SPA.

The parties also entered into a three-year voting agreement (that will become effective only if and to the extent that the SPV will purchase from the Company shares of Elbit Medical that constitutes at least 10% of Elbit Medical’s outstanding share capital)  regarding the appointment of directors in the Company. During the term of the voting agreement, each party shall have a right of first offer with respect to any sale of shares by the other party, subject to certain exceptions.

Buyback Plan for the Series I Notes

On July 18, 2018 we announced that our board of directors approved, subject to the completion of the Initial Closing, a new plan for the repurchase of our Series I notes, commencing on August 26, 2018, for a total consideration of up to NIS 70 million (approximately $19 million) (“Plan”). The repurchases will be made on the Tel Aviv Stock Exchange (“TASE”) or in privately negotiated transactions. The Plan does not require the Company to acquire any or a specific amount of notes, and it may be modified, suspended, extended or discontinued without prior notice. Notes repurchased by us will immediately be canceled.

Examining Other Fundraising Options

On July 17, 2018 we announced that we are exploring the possibility of raising funds in a public offering or private placement. Such fundraising, its terms, scope and timing, are subject to approval by our relevant organs, the receipt of regulatory approvals (if necessary), and other factors such as market conditions.

FDA Orphan Drug Designation for NiCord

On July 17, 2018 we announced that Gamida informed us that the FDA has granted orphan drug designation for NiCord as a treatment for hematopoietic stem cell transplantation (HSCT). Gamida was previously granted orphan drug designation for NiCord by the FDA as a treatment for several hematologic malignancies.

Orphan drug status is granted to a drug that has an advantage over existing treatments of rare diseases, in order to facilitate drug development. Orphan drug status grants up to seven years of market exclusivity upon regulatory product approval and may provide benefits in obtaining grants and financial exemptions during the development and registration of the drug for marketing.

It should be noted that as of this date, Gamida’s products development stage has not been completed yet and there is no certainty that they will be marketed on a commercial basis.

Term Sheet in respect of a Plot in Chennai, India

On July 5, 2018, we announced that Elbit Plaza India Real Estate Holdings Limited (“EPI”), a jointly controlled subsidiary in which we and PC each hold a 50% stake, signed a term sheet with a local Indian buyer with respect to the sale of EPI’s subsidiary (“SPV”) that holds a 74.7 acre plot in Chennai, India. The buyer has a period of sixty days to undertake a due diligence process solely with respect to the SPV, following which definitive agreements for the sale of SPV are to be signed. The consideration for the plot will be approximately €13.8 million, subject to adjustments. The transaction is subject to satisfactory due diligence results.

Israeli Court Ruling in regard to VAT Assessments

On July 2, 2018, we announced that an Israeli court issued a decision in a lawsuit brought by us against the Israeli Tax Authority relating to VAT assessments issued to us and relating to the period from April 2006 to June 2011. In its decision, the court accepted in part the Israeli Tax Authority’s position. Accordingly, we are required to pay the Israeli Tax Authority a payment of NIS 11.5 million in connection with the VAT assessments for the years 2016-2011 (including interest and linkage to the consumer prices index, and after setting off approximately NIS 10 million in VAT refunds due to us).

Receipt of Nasdaq Continued Listing Deficiency Notice

On June 28, 2018, we announced that we received a written notification from the Nasdaq Stock Market dated June 26, 2018, indicating that we are no longer in compliance with the continued listing requirements of Nasdaq because the market value of our publicly held shares (“MVPHS”) was below $15,000,000 for 30 consecutive business days. Under Nasdaq rules, publicly held shares is defined as shares not held directly or indirectly by an officer, director or any person who is the beneficial owner of more than 10% of our total shares outstanding.

The applicable grace period to regain compliance is 180 calendar days, or until December 24, 2018. We can cure this deficiency if our MVPHS closes at $15,000,000 or more for a minimum of ten consecutive business days during the grace period.

Sale of Olive

On June 8, 2018 Olive Software Inc. (an affiliate in which we indirectly held 16% of the outstanding share capital) was merged into another corporation in a cash transaction. In consideration for our holdings in Olive, we received approximately $1.8 million gross. The transaction included certain commitments and warranties pursuant to which the purchaser is to be indemnified under certain circumstances.

Full Redemption of Series H Notes

On June 5, 2018, we announced that on May 31, 2018 we completed the full redemption of our Series H notes.

New CMS Coverage

On June 4, 2018, we announced that InSightec informed us that Centers for Medicare & Medicaid Service insurance coverage will be available to patients in the U.S. for MR-guided focused ultrasound (“MRgFUS”) for the treatment of essential tremor in six more states starting from July 1, 2018. Previously, MRgFUS for the treatment of essential tremor was covered by National Government Services (NGS) CMS in 10 states.

Lawsuit Filed Against a Subsidiary of PC

On May 16, 2018, we announced that PC announced that a lawsuit was filed in Greece against Helios Plaza AE (“HP”), a subsidiary of PC that holds property in Athens, Greece which is the subject of negotiations regarding its sale for the amount of approximately €3.35 million. The plaintiff is suing HP for the amount of €2,960,000 based on a certain alleged agreement that was claimed to be agreed upon in 2010 and has also filed a request for an injunction with respect to the property in order to secure its claim. In June 2018, the injunction was granted until a final decision regarding the main dispute. At this preliminary stage, PC and its legal advisors are unable to estimate the probability of the claim and its possible implication if any.

Due to these new circumstances, the sale of the property was put on hold, and PC is discussing with the existing potential buyer the options forward.

Initiation of New Clinical Trials by InSightec

On May 3, 2018, we announced that InSightec initiated treatment of its first patient in Phase III clinical trial (pivotal study) of the Exablate Neuro for treating dyskinesia symptoms or motor fluctuations of advanced parkinson’s disease patients who have not responded to medication.

Issuance of Notes from Elbit Medical

On March 9, 2018, the Company announced that following the completion of the public offering by Elbit Medical of Series C Notes, Elbit Medical received the proceeds from the public offering (in the total amount of NIS180 million (approximately USD52 million) and transferred approximately NIS 151 million (approximately $ 43.7 million) to the Company as an early repayment on account of its debt to the Company. On March 12, 2018, the balance of Elbit Medical’s debt to us, in the total amount of approximately NIS 2 million (approximately $580 thousand) was converted into approximately NIS 2 million of par value of Elbit Medical’s Series C Notes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2018.

The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of June 30, 2018
	(NIS in thousands)	(US$ in thousands)
CURRENT LIABILITIES
SECURED
Current maturities of long term borrowings and short-term credits	326,893	89,560

UNSECURED
Current maturities of long term borrowings and short-term credits	=	=
Suppliers and service providers	685	188
Payables and other credit balances	41,076	11,253

TOTAL CURRENT LIABILITIES	368,654	101,001

LONG TERM LIABILITIES
SECURED	372,800	102,137
UNSECURED	88,849	24,342
TOTAL LONG TERM LIABILITIES	461,649	126,479

SHAREHOLDERS’ EQUITY
Attributable to equity holders of the Company	(231,149)	(63,329)
Minority Interest	26,096	7,150

TOTAL CAPITALIZATION	625,249	171,301

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “EMITF” and on the Tel Aviv Stock Exchange (“TASE”) under the symbol “EMIT.” All prices herein have been adjusted to give retroactive effect to a 1-for-20 reverse share split effected on August 21, 2014 and a 1-for-3 reverse share split effected on June 26, 2016 on the TASE and on June 27, 2016 on the NASDAQ.

Information regarding the price history of the stock listed

The annual high and low sale prices for our ordinary shares for the five most recent full financial years are:

	NASDAQ		TASE
Year Ended December 31,	High ($)	Low ($)	High ($)	Low ($)
2018 (through August 21)	3.04	2.05	2.92	2.03
2017	3.63	2.22	3.60	2.16
2016	4.01	2.00	4,18	1.88
2015	2.14	0.65	2.09	0.64
2014	26.4	1.25	26.48	1.21
2013	66.4	36	68.2	14.6

The quarterly high and low sale prices for our ordinary shares for the two most recent full financial years and any subsequent period are:

	NASDAQ		TASE
Financial Quarter	High ($)	Low ($)	High ($)	Low ($)
2018
Q3 (through August 21)	2.45	2.16	2.37	2.14
Q2	2.75	2.05	2.69	2.03
Q1	3.04	2.70	2.92	2.64
2017
Q4	2.90	2.22	2.93	2.16
Q3	3.20	2.77	3.12	2.75
Q2	3.54	2.83	3.44	2.75
Q1	3.63	3.23	3.60	3.21
2016
Q4	3.96	3.39	3.83	3.37
Q3	4.01	2.31	4.18	2.28
Q2	2.85	2.33	2.65	3.38
Q1	3.00	2.00	2.76	1.88

The monthly high and low sale prices for our ordinary shares during the past six months were:

	NASDAQ		TASE
Month	High ($)	Low ($)	High ($)	Low ($)
August (through August 21)	2.42	2.16	2.23	2.14
July 2018	2.45	2.19	2.37	2.17
June 2018	2.34	2.06	2.29	2.03
May 2018	2.59	2.05	2.51	2.08
April 2018	2.75	2.58	2.66	2.54
March 2018	2.80	2.75	2.76	2.67
February 2018	2.85	2.70	2.83	2.64

OFFER STATISTICS AND EXPECTED TIMETABLE

The 3,386,022 ordinary shares offered by this prospectus are being registered on behalf of the selling shareholders named in this prospectus and may be sole from time to time following the effective date of the registration statements of which this prospectus is a part. The selling shareholders may offer to sell the Ordinary Shares being offered in this prospectus in negotiated transactions or otherwise at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices.

For more information on the sale of the ordinary shares by the selling shareholders, please see the section of the prospectus called “Plan of Distribution”.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ordinary shares being offered for sale by the selling shareholders. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling shareholders.

DESCRIPTION OF ORDINARY SHARES

The following summary is not complete. You should refer to the applicable provisions of our Memorandum of Association and our Articles of Association, incorporated by reference to the registration statement in which this prospectus is included.

Our registered share capital consists of a single class of 11,666,667 ordinary shares, of no par value.

Our share capital underwent a 1-for-3 reverse share split on June 26, 2016 on the TASE and on June 27, 2016 on the NASDAQ.

As of June 30, 2018 and as of August 23, 2018, we had outstanding 9,190,808 ordinary shares, all of which are fully paid and nonassesable, and options to purchase an aggregate of 38,445 ordinary shares at an exercise price of NIS 13.426 per share and an expiration date of October 12, 2021 (of which, options to purchase 12,815 of our ordinary shares were exercisable as of August 23, 2018).

We have not issued any shares of the Company over the last three years.

For a more complete description of our ordinary shares, please see “Item 10.B Additional Information – Memorandum and Articles of Association” of our annual report on Form 20-F for the year ended December 31, 2017, which is incorporated herein by reference.

TAXATION

For discussion of certain income tax considerations with respect to our ordinary shares, including distributions with respect to our ordinary shares, the sale or disposition of our ordinary shares, applicable Israeli taxes, U.S. federal, state and local taxes, the tax consequences to U.S. holders if we are a passive foreign investment company, and certain information reporting and backup withholding requirements, please see our annual report on Form 20-F for the year ended December 31, 2017, which is incorporated herein by reference.

WE ENCOURAGE EACH INVESTOR TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE ISRAELI, U.S. FEDERAL, STATE, AND LOCAL TAXES.

PRINCIPAL SHAREHOLDERS

We had 9,190,808 ordinary shares outstanding as of August 23, 2018. The voting rights of all shareholders are the same. The following table sets forth certain information as of August 23, 2018 unless stated otherwise, concerning (i) persons or entities who, to our knowledge, beneficially own more than 5% of our outstanding ordinary shares and (ii) the number of our ordinary shares beneficially owned by all of our directors and officers as a group:

Name and Address	Number of Shares Beneficially Owned	Approximate Percentage of Shares
York Capital Management Global Advisers LLC and/or certain funds and/or accounts managed by it or its affiliates (1)	1,802,428	19.6%
Davidson Kempner Capital Management LP and/or certain funds and/or accounts managed by it or its affiliates (2)	1,314,527	14.3%
All of our officers and directors as a group. (3)	12,815	0.14%

(1)	York Capital Management Global Advisors, LLC (“YGA”) is a SEC registered investment adviser. YGA controls York Global Finance Manager, LLC, which is the manager of York Global Finance Offshore BDH, LLC, which is the 100% shareholder of York Global Finance Offshore BDH (Luxembourg) S.à.r.l (“BDH”), which, in turn, holds our ordinary shares. Accordingly YGA is deemed to have beneficial ownership over the ordinary shares directly owned by BDH. James G. Dinan is the chairman and one of two senior managers of YGA. Daniel A. Schwartz is also a senior manager of YGA.

(2)	This group consists of M.H. Davidson & Co., Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International Ltd., Davidson Kempner Distressed Opportunities Fund LP and Davidson Kempner Distressed Opportunities International Ltd. Voting and dispositive authority over the ordinary shares is held by Davidson Kempner Capital Management LP, and Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman are responsible for the voting and investment decisions relating to such ordinary shares.

(3)	Taking account options that are vested.

York Capital Management Global Advisers LLC and Davidson Kempner Capital Management LLC, together with their respective affiliates, were significant note holders of ours and became significant shareholders as a result of the Debt Restructuring as discussed in “Item 4.A History and Development of the Company – Recent Events” of our Annual Report on Form 20-F for the year ended December 31, 2017.

SELLING SHAREHOLDERS

The selling shareholders acquired the securities being registered for resale pursuant to this prospectus in connection with the Debt Restructuring, as discussed in “Item 4.A History and Development of the Company – Recent Events” of our annual report on Form 20-F for the year ended December 31, 2017.

The following table sets forth, for each selling shareholder, the name, the number of ordinary shares owned as of August 23, 2018, the maximum number of ordinary shares that may be offered pursuant to this prospectus, the number of ordinary shares that would be owned after the sale of the maximum number of ordinary shares.

To our knowledge, none of the selling shareholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described in Item 7.B of our annual report on Form 20-F for the year ended December 31, 2017, which is incorporated herein by reference, none of the selling shareholders has held a position as an officer or director of ours, nor has any selling shareholder had any material relationship of any kind with us or any of our affiliates.

All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The shares being offered are being registered to permit public secondary trading of such shares and each selling shareholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, other than the relationships described herein, none of the selling shareholders has any family relationships with our officers, directors or controlling shareholders.

Based on information we have received from the selling shareholders, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer, except that Bank Hapoalim B.M. is the ultimate parent of Hapoalim Securities USA Inc., a broker-dealer. Bank Hapoalim received the shares in the ordinary course of its banking business.  Bank Hapoalim has informed us that at the time of its acquisition of the shares, Bank Hapoalim did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.  As a result, the Company believes that Bank Hapoalim is not an underwriter of the shares.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below.

Name of Selling Stockholder	Shares Owned		Percentage of Outstanding Shares Prior to the Offering	Maximum Number of Shares that may be Offered	Number of Shares Owned Immediately After Sale of Maximum Number of Shares in the Offering
					# of Shares	% of Class
York Global Finance Offshore BDH (Luxembourg) S.à.r.l	1,802,428	(1)	19.6%	1,802,428	0	0
M.H. Davidson & Co.	24,497	(2)	0.3%	24,497	0	0
Davidson Kempner Partners	86,211	(2)	0.9%	86,211	0	0
Davidson Kempner Institutional Partners, L.P.	199,726	(2)	2.2%	199, 726	0	0
Davidson Kempner International, Ltd.	197,200	(2)	2.1%	197,200	0	0
Davidson Kempner Distressed Opportunities Fund LP	314,766	(2)	3.4%	314,766	0	0
Davidson Kempner Distressed Opportunities International Ltd.	492,127	(2)	5.4%	492,127	0	0
Bank Hapoalim B.M.	269,067	(3)	2.9%	269,067	0	0

(1)	Shares beneficially owned as of June 11, 2018. York Capital Management Global Advisors, LLC (“YGA”) is a SEC registered investment adviser. YGA controls York Global Finance Manager, LLC, which is the manager of York Global Finance Offshore BDH, LLC, which is the 100% shareholder of York Global Finance Offshore BDH (Luxembourg) S.à.r.l (“BDH”), which, in turn, holds our ordinary shares. Accordingly, YGA is deemed to have beneficial ownership over the ordinary shares directly owned by BDH. James G. Dinan is the chairman and one of two senior managers of YGA. Daniel A. Schwartz is also a senior manager of YGA.

(2)	Shares beneficially owned as of June 21, 2018. This group consists of M.H. Davidson & Co., Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International Ltd., Davidson Kempner Distressed Opportunities Fund LP and Davidson Kempner Distressed Opportunities International Ltd. Voting and dispositive authority over the ordinary shares is held by Davidson Kempner Capital Management LP, and Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman are responsible for the voting and investment decisions relating to such ordinary shares.

(3)	The Head of Bank Hapoalim’s Financial Markets Division, Dan Koller, may be deemed to possess voting and investment power over the shares held by Bank Hapoalim. Mr. Koller disclaims beneficial ownership of these shares. The information in the table and the immediately preceding sentence is based on the most recent information available to the Company.

We may notify the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning the selling shareholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling shareholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the ordinary shares covered by this prospectus. Registration of the ordinary shares covered by this prospectus does not mean, however, that those ordinary shares necessarily will be offered or sold.

The ordinary shares covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	through broker-dealers, who may act as agents or principals;

●	through one or more underwriters on a firm commitment or best-efforts basis;

●	in a block trade in which a broker-dealer will attempt to sell a block of ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	directly to one or more purchasers;

●	through agents; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

●	purchases of the ordinary shares by a broker-dealer as principal and resales of the ordinary shares by the broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the ordinary shares covered by this prospectus. At any time a particular offer of the ordinary shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the ordinary shares covered by this prospectus.

EXPERTS

The annual financial statements incorporated in this prospectus by reference to our annual report on Form 20-F filed with the SEC on April 27, 2018 for the years ending December 31, 2017 and December 131, 2016, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, an independent registered public accounting firm. The annual financial statements incorporated in this prospectus by reference to our annual report on Form 20-F filed with the SEC on April 27, 2018 for the year ending December 31, 2015, have been audited by Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm ]. Such financial statements are incorporated by reference in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby under Israeli law has been passed upon for us by and other legal matters under Israeli law relating to any offering will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., Tel-Aviv, Israel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

Our ordinary shares are listed on the NASDAQ Global Select Market, and we are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file with the SEC reports, including annual reports on Form 20-F. In addition, we furnish interim financial information on Form 6-K on a quarterly basis. We also furnish to the SEC under cover of Form 6-K certain other material information. You may inspect without charge and copy at prescribed rates such material at the public reference facilities maintained by the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

Further information about our company is available on our website at www.elbitimaging.com. The information available on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission on April 27, 2018.

(2)	Current Reports on Form 6-K filed on August 20, 2018, August 13, 2018, August 8, 2018, August 6, 2018, July 26, 2018, July 18, 2018, July 17, 2018, July 5, 2018, July 2, 2018, June 28, 2018 (two reports), June 25, 2018, June 21, 2018, June 11, 2018, June 5, 2018, June 4, 2018, May 16, 2018 and May 3, 2018.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

You may obtain a copy of any or all of these filings at no cost, by writing or telephoning us at the following address:

Elbit Imaging Ltd.

3 Shimshon Street

Petach Tikva 4952810, Israel

Telephone: +972-3-608-6000

Facsimile: +972-3-608-6050

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any arranger or agent is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel.  Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following key conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable and enforceable in the state in which it was given;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was rendered by a court of competent jurisdiction, in compliance with due process and the rules of private international law prevailing in Israel;

●	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties;

●	no action between the same parties in the same matter is pending in any Israeli court at the time the lawsuit is instituted in a U.S. court; and

●	the laws of the state in which the judgment was rendered provide for the enforcement of judgments of Israeli courts.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates.

SEC registration fee	$5,017
Legal fees and expenses	$64,000
Accounting fees and expenses	$32,500
Miscellaneous	$1,983
Total	$103,500

ELBIT IMAGING LTD.

3,386,022 Ordinary Shares

PROSPECTUS

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Insurance, Indemnification and Exemption

General. Our Amended and Restated Articles of Association set forth the following provisions regarding the grant of exemption, insurance and indemnification to any of our directors or officers, all subject to the provisions of the Companies Law. In accordance with such provisions and pursuant to the requisite approvals of our compensation committee, board of directors and shareholders, we have obtained liability insurance covering our directors and officers, have granted indemnification undertakings to our directors and officers and have agreed to exempt our directors and officers (other than our Executive Chairman) from liability for breach of the duty of care. PC, InSightec and Gamida have also granted indemnification undertakings to their respective directors and officers.

Insurance. We may insure the liability of any director or officer to the fullest extent permitted by law. Without derogating from the aforesaid, we may enter into a contract to insure the liability of a director or officer for an obligation imposed on him in consequence of an act done in his capacity as such, in any of the following cases:

●	a breach of the duty of care vis-a-vis us or vis-a-vis another person;

●	A breach of the duty of loyalty vis-a-vis us, provided that the director or officer acted in good faith and had reasonable basis to believe that the act would not harm us;

●	A monetary obligation imposed on him in favor of another person;

●	Reasonable litigation expenses, including attorney fees, incurred by the director or officer as a result of an administrative enforcement proceeding instituted against him. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the director or officer in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as amended (the “Securities Law”) and expenses that the director or officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; or;

●	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of our directors or officers.

Indemnification

We may indemnify a director or officer to the fullest extent permitted by law, either retroactively or pursuant to an undertaking given in advance. Without derogating from the aforesaid, we may indemnify our directors or officers for liability or expense imposed on him in consequence of an action taken by him in his capacity as such, as follows:

●	Any financial liability he incurs or imposed on him in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by a court, provided that any undertaking to indemnify be restricted to events that, in the opinion of the board of directors, are anticipated in light of our actual activity at the time of granting the undertaking to indemnify and be limited to a sum or measurement determined by the board of directors to be reasonable under the circumstances;

●	Reasonable litigation expenses, including legal fees, incurred by the director or officer or which he was ordered to pay by a court, within the framework of proceedings filed against him by or on behalf of us, or by a third party, or in a criminal proceeding in which he was acquitted, or in a criminal proceeding in which he was convicted of a felony which does not require a criminal intent; and;

●	Reasonable litigation expenses, including legal fees he incurs due to an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, and which was ended without filing an indictment against him and without being subject to a financial obligation as a substitute for a criminal proceeding, or that was ended without filing an indictment against him, but with the imposition of a financial obligation, as a substitute for a criminal proceeding relating to an offense which does not require criminal intent, within the meaning of the relevant terms in the Companies Law or in connection with an administrative enforcement proceeding or a financial sanction. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the director or officer in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the director or officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

The aggregate indemnification amount payable by us pursuant to indemnification undertakings may not exceed $40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by us, with respect to matters covered by such indemnification.

Exemption - we may exempt a director or officer in advance or retroactively for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis us, to the fullest extent permitted by law.

Prohibition on the grant of exemption, insurance and indemnification - The Companies Law provides that a company may not give insurance, indemnification nor exempt its directors or officers from liability in the following events:

(i)	a breach of the duty of loyalty to the company, unless, with respect to insurance coverage or indemnification, the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm us;

(ii)	an intentional or reckless breach of the duty of care;

(iii)	an act done with the intention of unduly deriving a personal profit; or

(iv)	A fine imposed on the officer or director.

Item 7.	Recent Sales of Unregistered Securities

Over the past three years, we issued options to purchase 38,445 ordinary shares under the 2006 Plan, with an exercise price of NIS 13.426 per share. All of these options are currently outstanding and one third of which are vested. None of these options have been exercised.

We did not employ an underwriter in connection with the issuance of the securities described above.

Item 8.	Exhibits and Financial Statements Schedules

See Exhibit Index on page II-6 of this registration statement.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(l)(iii) do not apply if the registration statement is on Form S-1, S-3, SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Israel, on August 23, 2018.

ELBIT IMAGING LTD.

By:	/s/ Yael Naftali	By:	/s/ Ron Haddasi
Name:	Yael Naftali	Name:	Ron Hadassi
Title:	Chief Financial Officer	Title:	Chairman of the Board of Directors and Chief Executive Officer

Know all persons by these presents that each of the undersigned constitutes and appoints Ron Hadassi and Yael Naftali, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ron Haddasi	Chairman of the Board of Directors and	August 23, 2018
Ron Hadassi	Chief Executive Officer

/s/ Yael Naftali	Chief Financial Officer	August 23, 2018
Yael Naftali

/s/ Alon Bachar	Director	August 23, 2018
Alon Bachar

/s/ Nitzan Gozlan	Director	August 23, 2018
Nitzan Gozlan

Director
Boaz Lifschitz

/s/ Nadav Livni	Director	August 23, 2018
Nadav Livni

Authorized Representative in the United States:

Puglisi & Associates

By:	/s/ Donald J. Puglisi	August 23, 2018
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit Index

3.1	Amended and Restated Memorandum of Association.
3.2	Amended and Restated Articles of Association.
4.1	Form of ordinary share certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 filed on March 13, 2014).
5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
10.1	English translation of the Plan of Arrangement as approved by the Tel-Aviv Jaffa District Court on January 1, 2014 (incorporated by reference to Exhibit 4.10 of our Annual Report on Form 20-F filed on April 30, 2014).
10.2	English translation of the Company’s compensation policy for officers and directors, adopted on August 14, 2014, as amended on March 31, 2016 and on October 13, 2016 (incorporated by reference to our Report on Form 6-K filed on September 6, 2016).
10.3	Restructuring Plan of Plaza Centers N.V as approved by the District Court of Amsterdam in the Netherlands on July 10, 2014 (incorporated by reference to Exhibit 4.12 of our Annual Report on Form 20-F filed on April 30, 2015).
10.4	Terms of Consultancy Agreement with our director Boaz Lifschitz (incorporated by reference to Exhibit 99.2 of our Report on Form 6-K filed on July 11, 2014).
10.5	Series D Preferred Share Purchase Agreement, dated as of June 26, 2014, among certain purchasers and InSightec, as amended on September 7, 2014, December 15, 2014, June 10, 2015 and on December 30, 2015 (incorporated by reference to Exhibit 4.13 of our Annual Report on Form 20-F dated April 30, 2015).
10.6	Fourth Supplement and Amendment dated June 10, 2015 to the Series D Preferred Share Purchase Agreement among certain purchasers and InSightec dated June 26, 2014 (incorporated by reference to Exhibit 4.6 of our Annual Report on Form 20-F dated April 21, 2016).
10.7	Fifth Supplement and Amendment dated December 30, 2015 to the Series D Preferred Share Purchase Agreement among certain purchasers and InSightec dated June 26, 2014 (incorporated by reference to Exhibit 4.7 of our Annual Report on Form 20-F dated April 21, 2016)
10.8	Share Purchase Agreement, dated May 7, 2015, Astrid Hotel Holdings B.V and Astrid JV S.A.R.L (incorporated by reference to Exhibit 4.8 of our Annual Report on Form 20-F dated April 21, 2016).
10.9	Fifth Amendment Agreement to Facilities Agreement, dated March 10, 2016, between Raiffeisen Bank International Ag, Raiffeisen Bank S.A., and Bucuresti Turism S.A, and the Company and Term Facility Agreement, dated March 10, 2016 between Raiffeisen Bank International Ag, Raiffeisen Bank S.A., and Bucuresti Turism S.A, and the Company (incorporated by reference to Exhibit 4.9 of our Annual Report on Form 20-F dated April 21, 2016).
10.10	Securities Purchase Agreement and Supplemental Agreement, dated December 2, 2015, as was amended on June 16, 2017, between AAYAS Trade Services Private Limited, Elbit Plaza India Real Estate Holdings Limited, Koyenco Limited, Minerva Infratech Private Limited, and Mantri Developers Private Limited (incorporated by reference to Exhibit 4.10 of our Annual Report on Form 20-F dated November 13, 2017).
10.11	Consensual Terms of Loan Transfer, dated September 29, 2015 between MKB Bank Zrt. and Plaza Centers Enterprises B.V with respect to Liberec Plaza commercial center (incorporated by reference to Exhibit 4.11 of our Annual Report on Form 20-F dated April 21, 2016).
10.12	Bank loan acquired by PC, dated December 6, 2016 which is held against PC’s plot in Brasov, Romania (incorporated by reference to Exhibit 4.12 of our Annual Report on Form 20-F dated November 13, 2017).
10.13	Debt Repayment Agreement in relation to Zgorzelec Plaza commercial in Poland, dated June 28, 2016 (incorporated by reference to Exhibit 4.13 of our Annual Report on Form 20-F dated November 13, 2017).
10.14	Receivable Transfer Contract regarding the Acquisition of a loan to control the Liberec Plaza commercial center, dated March 31, 2016 (incorporated by reference to Exhibit 4.14 of our Annual Report on Form 20-F dated November 13, 2017).

10.15	Amended and restated Securities Purchase Agreement dated March 27, between AAYAS Trade Services Private Limited, Elbit Plaza India Real Estate Holdings Limited, Koyenco Limited, Minerva Infratech Private Limited, and Mantri Developers Private Limited (incorporated by reference to Exhibit 4.15 of our Annual Report on Form 20-F dated April 27, 2018).
10.16	Master Agreement for the Sale and Purchase of Shares in Bucuresti Turism s.a., Bea Hotels Eastern Europe (Romania) s.a. and indirectly Romextur s.a (incorporated by reference to Exhibit 4.16 of our Annual Report on Form 20-F dated April 27, 2018).
10.17	Trust Deed for Elbit Medical Technologies (Series C) convertible notes issued on February 2018 (incorporated by reference to Exhibit 4.17 of our Annual Report on Form 20-F dated April 27, 2018).
10.18	Trust Deed for the Company’s (Series I) notes issued on February 2014 (incorporated by reference to Exhibit 4.18 of our Annual Report on Form 20-F dated April 27, 2018).
21.1	List of subsidiaries (incorporated by reference to Exhibit 8.1 of our Annual Report on Form 20-F filed on April 27, 2018).
23.1	Table of advisors relied upon in the consolidated financial statements as of December 31, 2017 for the years ended December 31, 2017, 2016 and 2015 (incorporated by reference to Exhibit 15.1 of our Annual Report on Form 20-F dated April 27, 2018).
23.2	Consent of Colliers International (incorporated by reference to Exhibit 15.2 of our Annual Report on Form 20-F dated April 27, 2018).
23.3	Consent of Cushman and Wakefield (incorporated by reference to Exhibit 15.3 of our Annual Report on Form 20-F dated April 27, 2018).
23.4	Consent of Cushman and Wakefield (incorporated by reference to Exhibit 15.4 of our Annual Report on Form 20-F dated April 27, 2018).
23.5	Consent of Jones Lang LaSalle Services SRL (incorporated by reference to Exhibit 15.5 of our Annual Report on Form 20-F dated April 27, 2018).
23.6	Consent of Pulvernis Bareket Ben-Yehuda Ltd. (incorporated by reference to Exhibit 15.6 of our Annual Report on Form 20-F dated April 27, 2018).
23.7	Consent of Greenberg Olpiner and Co. (incorporated by reference to Exhibit 15.7 of our Annual Report on Form 20-F dated April 27, 2018).
23.8	Consent of Jones Lang LaSalle SP. Z o.o. (incorporated by reference to Exhibit 15.8 of our Annual Report on Form 20-F dated April 27, 2018).
23.9	Consent of Jones Lang LaSalle Kft (incorporated by reference to Exhibit 15.9 of our Annual Report on Form 20-F dated April 27, 2018).
23.10	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. (included in Exhibit 5.1).
23.11	Consent of Brightman Almagor Zohar & Co. for the Company’s consolidated financial statements.
23.12	Consent of Brightman Almagor Zohar & Co. for InSightec’s consolidated financial statements.
23.13	Consent of Kost Forer Gabbay and Kasierer for the Company’s consolidated financial statements.